Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Announces Third Quarter 2016 Financial Results

and Provides Research and Development Update

Los Angeles, CA – November 10, 2016 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) today announced financial results for the third quarter of 2016 and provided an update on its research and development activities.

Andrew Gengos, ImmunoCellular’s Chief Executive Officer, commented: “During the third quarter and year to date, we continued to implement our ICT-107 registration trial in patients with newly diagnosed glioblastoma, and conduct our phase 1 trial of ICT-121 in patients with recurrent glioblastoma. Today, in our ICT-107 phase 3 trial, about 225 patients have been screened, 11 have been randomized, and clinical site activation is continuing, with a total of 66 sites activated to date. We have determined that the number of patients who complete screening and then proceed to randomization, post-chemoradiation, is lower than expected, and thus the rate of randomization is slower than we would like. To address this challenge, we are implementing a protocol amendment for the ICT-107 trial that will modify some elements of how patients qualify for the trial, which is designed to accelerate the pace and efficiency of randomization. We also anticipate increasing the target number of randomized patients, which would extend the timeline to trial completion. We are continuing to screen and randomize patients, and anticipate completing the amendment process in the first quarter of 2017.”

Continued Mr. Gengos: “The phase 1 open-label trial of ICT-121 being conducted at six sites in the U.S. completed enrollment of 20 patients in the third quarter. The preliminary results thus far are encouraging, showing a current median survival of 13.8 months as of October 31st, seven patients who are alive beyond 18 months, and four patients who are alive at the two-year mark. We are continuing to monitor outcomes, with the goal of having preliminary data by mid-2017, potentially in time for the ASCO 2017 meeting. We are grateful for the continued support of the medical and scientific cancer community for our clinical programs, and the confidence placed in our company by our collaborators.”

Achievements, Upcoming Goals and Milestones:

•	ICT-107:

•	Continue to bring U.S., Canadian and European clinical sites online. A total of 75 site initiation visits have been completed, and 66 sites have been activated to date.

•	A protocol amendment is underway, which will modify some elements of how patients qualify for the trial, raise the target number of randomized patients from 414 to at least 500 and result in a potential 12 to 18 month extension to complete the trial. We now anticipate randomization of all patients to be completed by the first half of 2019, and an additional 2-3 years from then to achieve the number of required events.

•	Plan to conduct a futility interim analysis at 30% of events, or at about the time of full randomization, and an efficacy interim analysis at 67% of events, about six months later.

•	Present updated immune monitoring data from the ICT-107 phase 2 trial and updated long-term survival data from the phase 1 trial at the 2016 Society for NeuroOncology annual scientific meeting, being held in Scottsdale, AZ in two oral presentations.

•	Friday, November 18, 4:35 pm MT, Adult Clinical Trials – Immunological (ATIM-19) “Categorizing immune responders with fusion metrics and simulation for association to survival and progression-free survival with immune response in HLA-A2+ patients with GBM from a phase 2 trial of dendritic cell (DC) immunotherapy (ICT-107),” presented by Steven J. Swanson, PhD, ImmunoCellular Therapeutics, Ltd, Calabasas, CA.

•	Friday, November 18, 4:40 pm, MT, Adult Clinical Trials – Immunological (ATIM-25): “Ten-year follow up with long term remission in patients with newly diagnosed glioblastoma (GBM) treated with ICT-107 vaccine (phase 1),” presented by Surasak Phuphanich, MD, Neuro-Oncology Program, Department of Neurosurgery & Neurology, Cedars-Sinai Medical Center, Los Angeles, CA

•	ICT-121:

•	Continuing to monitor patients, with data expected around mid-2017.

•	Research:

•	Anticipate having one or more T cell receptors identified for a Stem-to-T-cell clinical candidate or candidates by year-end 2016.

•	Initial attempt to package a T cell receptor DNA sequence in the lentivirus/gene therapy construct by year-end 2016.

•	Continued progress in collaboration with University of Maryland on projects that have application to existing dendritic cell immunotherapy and Stem-to-T-cell technology platforms.

Third Quarter 2016 Financial Results

For the quarter ended September 30, 2016, ImmunoCellular incurred a net loss of $4.8 million, or $0.04 per basic and diluted share, compared to a net loss of $3.4 million, or $0.04 per basic and diluted share, for the quarter ended September 30, 2015.

During the third quarter 2016, ImmunoCellular incurred $4.6 million of research and development expenses compared to $2.7 million in the prior year quarter, while general and administrative expenses decreased to $908,000 compared to $1.1 million in the prior year. The $1.9 million increase in research and development expenses primarily reflects the additional expenses associated with the phase 3 trial of ICT-107. The decrease in general and administrative expenses reflects lower professional fees in the current quarter.

The loss for the current quarter was partially offset by a $1.1 million credit to other income to reflect a reduction in the valuation of the Company’s warrant derivative liabilities. In the same quarter of the prior year, the Company recorded a corresponding credit of $339,000.

For the nine months ended September 30, 2016, ImmunoCellular incurred a net loss of $15.8 million, or $0.15 per basic and diluted share, compared to a net loss of $8.0 million, or $0.09 per basic and diluted share. During the nine months ended September 30, 2016, ImmunoCellular incurred $13.7 million in research and development expenses compared to $7.0 million in the prior year.

ImmunoCellular also reported that cash used in operations during the nine months ended September 30, 2016 was $16.1 million compared to $13.2 million in the prior year. The increase primarily reflects the additional research and development expenditures in the current year. As of September 30, 2016, ImmunoCellular had $15.3 million in cash.

In August 2016, the Company entered into an underwriting agreement with Maxim Group LLC, pursuant to which the Company received net proceeds of approximately $6.6 million (after deducting the underwriting discount and offering expenses) from the initial sale of 34.6 million shares of the Company’s common stock, base warrants to purchase 35,250,000 shares of common stock at an exercise price of $0.1921 per share, and pre-funded warrants to purchase 12,450,000 shares of common stock at an exercise price of $0.01 per share. The underwriters partially exercised their option to purchase additional shares and base warrants and purchased an additional 1,500,000 million shares of the Company’s common stock at a price of $0.15 per share and base warrants to purchase 4,478,625 shares. The pre-funded warrants were substantially paid for at the time of the offering and have an exercise price of $0.01 per share. As of September 30, 2016, the Company had 137,795,802 shares of common stock issued and outstanding.

Additionally, the terms of the California Institute of Regenerative Medicine (CIRM) award were modified such that ImmunoCellular received an additional $1.5 million in August 2016 as part of the initial award received from CIRM. The total amount of the award and other award conditions remain unchanged.

Conference Call and Webcast Today

ImmunoCellular plans to hold a conference call and webcast today at 5:00 pm ET to discuss the third quarter 2016 financial results and business update. The call will be hosted by Andrew Gengos, President and Chief Executive Officer.

LIVE CALL:	(877) 853-5636 (toll-free); international dial-in: (631) 291-4544; conference code 7872776.

WEBCAST:	Interested parties who wish to listen to the webcast should visit the Investor Relations section of ImmunoCellular’s website at www.imuc.com, under the Events and Presentations tab. A replay of the webcast will be available one hour after the conclusion of the event.

The conference call will contain forward-looking statements. The information provided on the teleconference is accurate only at the time of the conference call, and ImmunoCellular will take no responsibility for providing updated information except as required by law.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The phase 3 registrational trial of lead product candidate, ICT-107, a patient-specific, dendritic cell-based immunotherapy targeting multiple tumor-associated antigens on glioblastoma stem cells, has been initiated. ImmunoCellular’s pipeline also includes: ICT-121, a patient-specific, dendritic cell-based immunotherapy targeting the CD133 antigen on stem cells in recurrent glioblastoma; ICT-140, a patient-specific, dendritic cell-based immunotherapy targeting antigens on ovarian cancer stem cells; and the Stem-to-T-cell research program which engineers the patient’s hematopoietic stem cells to generate antigen-specific cancer-killing T cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding ImmunoCellular’s intentions and current expectations concerning, among other things, timing for enrollment and randomization of patients, the activation of clinical sites, the receipt and announcement of clinical data; the development and commercialization of ICT-107; the development of our preclinical Stem-to-T-cell program and ImmunoCellular’s ability to achieve its other clinical, operational and financial goals. Forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including the availability of resources to continue to develop ImmunoCellular’s product candidates, the uncertain timing of completion and success of clinical trials, and the risk that ICT-107 can be further successfully developed or commercialized. Additional risks and uncertainties are described under the heading “Risk Factors” in ImmunoCellular’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Consolidated Condensed Balance Sheets

	9/30/2016 (Unaudited)	12/31/2015
Cash	$15,297,823	$22,604,481
Other current assets	1,668,516	1,956,057
Non-current assets	5,262,438	5,521,836

Total assets	$22,228,777	$30,082,374

Current liabilities	$1,733,437	$2,269,398
CIRM liability	6,523,051	4,133,905
Warrant liability	2,340,876	1,958,775
Shareholders’ equity	11,631,413	21,720,296

Total liabilities and shareholders’ equity	$22,228,777	$30,082,374

Consolidated Condensed Statements of Operations (Unaudited)

	3 months ended 9/30/2016	3 months ended 9/30/2015	9 months ended 9/30/2016	9 months ended 9/30/2015
Revenue	$0	$0	$0	$0
Research and development	4,563,896	2,662,373	13,734,693	7,028,242
General and administrative	908,380	1,083,516	3,058,027	3,206,356

Loss before other income (expenses)	(5,472,276)	(3,745,889)	(16,792,720)	(10,234,598)
Interest income	9,920	5,498	18,831	14,408
Interest expense	(342,323)	—	(889,146)	—
Financing expense	(111,557)	—	(142,788)	(88,939)
Change in fair value of warrant liability	1,118,411	339,136	2,045,082	2,328,298

Net loss	($4,797,825)	($3,401,255)	($15,760,741)	($7,980,831)

Net loss per share, basic and diluted:	$(0.04)	$(0.04)	$(0.16)	$(0.09)